Codexis Reports Financial Results for the First Quarter of 2014

-- Conference call today at 4:30 pm ET --
REDWOOD CITY, Calif. - May 7, 2014 - Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, today announced its financial results for the first quarter ended March 31, 2014.
“Codexis is off to a solid start in 2014, now fully focused on our core strategy of growing our biocatalyst business serving pharmaceutical drug development and manufacturing,” said John Nicols, President and CEO of Codexis. “Revenues and gross profits for the first quarter were in line with our plan, and we drove operating costs down markedly, aided by the sale of our Hungarian subsidiary, leading to a very modest $300,000 cash burn for the first quarter. Looking forward, we are encouraged by the growing prospects of installing Codexis biocatalysts in our customers’ drug development pipelines, and that is translating into a growing, exciting research and development project portfolio for our world leading scientists to deliver upon.”

First Quarter Financial Highlights:
Revenues for the first quarter of 2014 were $7.1 million, a 38% decrease from $11.5 million in the first quarter of 2013. Biocatalyst product revenue in the first quarter of 2014 was $3.0 million, a 67% decrease from $9.1 million in the prior year quarter. The decrease was primarily due to an expected loss of biocatalyst and intermediate sales in the hepatitis C drug marketplace, as a result of both unfavorable market pricing and newer products entering the market, along with a one-time enzyme inventory sale of $2.1 million to Arch PharmaLabs Ltd recorded in the first quarter of 2013. Biocatalyst product gross margins in the first quarter were 15%, a decrease compared to 38% in the prior year quarter. This decrease was primarily due to higher margin revenue in the first quarter of 2013, which was lifted by the one-time inventory sale of $2.1 million.
Biocatalysis research and development revenue in the first quarter of 2014 was $2.1 million, an increase of 65%, compared with $1.3 million for the first quarter of 2013. Revenue from the Company’s product share arrangement with Exela Pharma Sciences with respect to its argatroban injectable drug was $1.9 million in the first quarter of 2014, an 86% increase from $1.0 million in the first quarter of 2013.
Research and development expenses in the first quarter of 2014 were $4.8 million, a decrease of 34% from $7.3 million for the first quarter of 2013. The decrease was primarily due to headcount reductions implemented as part of the company-wide restructurings undertaken by Codexis. In addition, $0.8 million of the decrease was attributable to the gain realized on the sale of the Hungarian subsidiary in the first quarter of 2014.

Selling, general and administrative expenses in the first quarter of 2014 were $6.1 million, a decrease of 25% compared to $8.1 million in the same period of 2013. The decrease was primarily due to reductions in headcount and other discretionary expenses implemented as part of those same company-wide restructurings.

Net loss for the first quarter of 2014 was $6.4 million or a loss of $0.17 per share, based on 38.5 million weighted average common shares outstanding in the first quarter of 2014. This compares favorably to a net loss of $9.6 million, or a loss of $0.25 per share, during the first quarter of 2013.
Cash, cash equivalents, and marketable securities at March 31, 2014 were $25.6 million. This compared to $25.9 million at December 31, 2013.
Financial Outlook
Codexis’ statements with regard to its financial outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.
For the full year 2014, Codexis reaffirms guidance previously given of total revenue in the range of $33 million to $35 million, or a year-on-year sales growth of 3% to 10%. Codexis also reaffirms total gross profit (defined as Total Revenue less Cost of Product Revenue) of approximately $19 million to $20 million in 2014, which would be an increase of 9% to 15% compared to 2013
As Codexis previously guided in March 2014, the company continues to expect a cash burn of less than $8 million in 2014.
Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on Wednesday, May 7, 2014, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 800-510-9691 for domestic and 617-614-3453 for international. Please use the pass code 67985497 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 53093307 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.
About Codexis, Inc.
Codexis, Inc. develops engineered enzymes for pharmaceutical and fine chemical production. Codexis’ proven technologies enable scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and green process development from research to manufacturing. For more information, see www.codexis.com.
Forward-Looking Statements
This press release contains forward-looking statements relating to the growth of Codexis’ biocatalyst business serving pharmaceutical drug development and manufacturing; prospects of installing Codexis biocatalysts in customers’ drug development pipelines; growth of Codexis’ research and development portfolio and ability to deliver on that portfolio; the expected loss of Codexis’ hepatitis C-related product sales in 2014; and Codexis’ forecast for 2014 total revenue, sales growth, total gross profit and total cash burn. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business; Codexis’ dependence on its collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; the success of Codexis’ recent cost saving measures, including its recent reduction in force; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ pharmaceutical product gross margins are variable and may decline from quarter to quarter, and Codexis’ dependence, in part, on Arch Pharmalab Ltd’s ability to effectively market and sell certain pharmaceuticals products. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Investors
Mike Rice, 646-597-6987
mrice@lifesciadvisors.com

Media
Kate Whelan, +44 161 359 3255
kate.whelan@notchcommunications.co.uk

Codexis, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Revenues:
Biocatalyst products	$2,985	$9,137
Biocatalyst research and development	2,146	1,300
Revenue sharing arrangement	1,943	1,044

Total revenues	7,074	11,481

Costs and operating expenses:
Cost of biocatalyst product revenues	2,524	5,665
Research and development	4,834	7,322
Selling, general and administrative	6,112	8,124

Total costs and operating expenses	13,470	21,111

Loss from operations	(6,396)	(9,630)

Interest income	9	27
Other, net	(118)	(85)

Loss before income taxes	(6,505)	(9,688)

Benefit from income taxes	(130)	(65)

Net loss	$(6,375)	$(9,623)

Net loss per share, basic and diluted	$(0.17)	$(0.25)

Weighted average common shares used in computing net loss per share, basic and diluted	38,506	37,842

Codexis, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(In Thousands)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$23,163	$22,130
Marketable securities	1,002	3,005
Accounts receivable, net	4,907	5,413
Inventories	2,045	1,487
Prepaid expenses and other current assets	1,730	1,568
Assets held for sale	1,394	2,178
Total current assets	34,241	35,781

Restricted cash	711	711
Non-current marketable securities	1,446	795
Property and equipment, net	7,396	8,446
Intangible assets, net	8,716	9,560
Goodwill	3,241	3,241
Other non-current assets	208	306
Total assets	$55,959	$58,840

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,487	$3,961
Accrued compensation	3,638	3,625
Other accrued liabilities	2,699	1,613
Deferred revenues	3,266	2,001
Total current liabilities	13,090	11,200

Deferred revenues, net of current portion	1,398	1,114
Other long-term liabilities	4,900	5,043
Total liabilities	19,388	17,357

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	299,431	298,370
Accumulated other comprehensive income (loss)	370	(32)
Accumulated deficit	(263,234)	(256,859)
Total stockholders' equity	36,571	41,483
Total liabilities and stockholders' equity	$55,959	$58,840